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                                                                       EXHIBIT 5

Jones & Blouch L.L.P.
Suite 405 West
1025 Thomas Jefferson Street, N.W.
Washington, D.C.  20007-0805


July 30, 1996

Board of Directors
Network Imaging Corporation
500 Huntmar Park Drive
Herndon, VA  20170

Gentlemen:

This firm has represented Network Imaging Corporation, a Delaware corporation (the "Company"), in connection with the Company's preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), in which the Company is registering for sale by Newsun Limited ("Newsun"): (i) 300 shares of Series I Convertible Preferred Stock (the "Preferred Shares") that were issued to Newsun in a private offering and (ii) up to 2,250,000 shares of Common Stock of the Company, par value $.0001 per share (the "Common Shares"), that may be issued upon conversion of the Preferred Shares or in payment of dividends thereon.

We are familiar with the Certificate of Incorporation and Bylaws, as amended, of the Company, including the Certificate of Designation of Series I Convertible Preferred Stock of the Company (the "Certificate of Designation"), and with the corporate proceedings taken by the Company in connection with the issuance of the Preferred Shares.

Based upon a review of such documents and consideration of such matters of law and fact as we deem appropriate, we are of the opinion that:

1. The Preferred Shares have been legally issued by the Company and are fully paid and nonassessable.

2. The Common Shares will be legally issued, fully paid and nonassessable when issued in accordance with the Certificate of Designation upon conversion of the Preferred Shares or in payment of dividends thereon.

This opinion is provided solely for the benefit of the addressee hereof and is not to be relied upon by any other person. We hereby consent to the use of this opinion and to references to our firm in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ Jones & Blouch L.L.P.